M.D.C. Holdings, Inc.
         401(k) Savings Plan
         Financial Statements and
         Additional Information
         December 31, 1999 and 1998

M.D.C. Holdings, Inc.
401(k) Savings Plan
Index
--------------------------------------------------------------------------------
                                                                          Page

Financial Statements:

   Report of Independent Accountants                                         1

   Statement of Net Assets Available for Benefits                            2

   Statement of Changes in Net Assets Available for Benefits                 3

   Notes to Financial Statements                                           4-9

Additional Information:

   Schedule  I - Schedule of Assets Held for Investment Purposes            10

   Schedule II - Schedule of Reportable Transactions                        11

                        Report of Independent Accountants


To the Participants and Administrator
of the M.D.C. Holdings, Inc. 401(k) Savings Plan

In our opinion, the accompanying statements of net assets available for benefits and the related statements of changes in net assets available for benefits present fairly, in all material respects, the net assets available for benefits of the M.D.C. Holdings, Inc. 401(k) Savings Plan (the "Plan") at December 31, 1999 and 1998, and the changes in net assets available for benefits for the years then ended, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Plan's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules of assets held for investment purposes and reportable transactions are presented for the purpose of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. These supplemental schedules are the responsibility of the Plan's management. The supplemental schedules have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.



Denver, Colorado
June 21, 2000

M.D.C. Holdings, Inc.
401(k) Savings Plan
Statement of Net Assets Available for Benefits
--------------------------------------------------------------------------------

                                                          December 31,
                                           -------------------------------------------
                                                  1999                     1998
                                           ------------------       ------------------

Assets
     Investments at fair value                $ 21,739,229              $ 15,574,144
     Participant notes receivable                  803,465                   463,831
     Contributions receivable
          Employer                               1,961,124                 1,497,447
          Employee                                 118,730                   108,387
                                           ------------------       ------------------
     Total contributions receivable              2,079,854                 1,605,834
                                           ------------------       ------------------

Net assets available for benefits             $ 24,622,548              $ 17,643,809
                                           ==================       ==================



                 See accompanying Notes to Financial Statements.

M.D.C. Holdings, Inc.
401(k) Savings Plan
Statement of Changes in Net Assets Available for Benefits
--------------------------------------------------------------------------------

                                                                      December 31,
                                                       -------------------------------------------
                                                              1999                     1998
                                                       ------------------       ------------------

Additions to net assets available for
  benefits attributed to:

     Investment income
         Interest and dividends                           $   271,019            $     218,929
         Net appreciation in fair value of investments      1,125,745                2,212,608
                                                       ------------------       ------------------
              Total investment income                       1,396,764                2,431,537

     Contributions
         Employer                                           1,961,124                1,423,748
         Employee                                           4,879,974                3,153,261
                                                       ------------------       ------------------
              Total contributions                           6,841,098                4,577,009
                                                       ------------------       ------------------

     Total additions                                        8,237,862                7,008,546

Deductions from net assets available for benefits attributed to:

     Benefit payments                                      (1,215,451)              (1,379,509)
     Transaction charges and administrative expenses          (26,054)                  (6,565)
     Participant notes receivable terminated due to
         withdrawal of participants                           (17,618)                 (23,186)
                                                       ------------------       ------------------

     Total deductions                                      (1,259,123)              (1,409,260)
                                                       ------------------       ------------------

Net increase in net assets available for benefits           6,978,739                5,599,286
Net assets available for benefits at beginning of year     17,643,809               12,044,523
                                                       ------------------       ------------------
Net assets available for benefits at end of year         $ 24,622,548             $ 17,643,809
                                                       ==================       ==================


                 See accompanying Notes to Financial Statements.

M.D.C. Holdings, Inc.
401(k) Savings Plan
Notes to Financial Statements
--------------------------------------------------------------------------------

1.     Description of Plan

       The following description of the M.D.C. Holdings, Inc. 401(k) Savings Plan (the "Plan") provides only general information. Participants should refer to the Plan document for a more complete description of the Plan's provisions.

       General
       The Plan is a defined contribution plan established effective January 1, 1992 and most recently amended effective July 1, 1998. All employees of M.D.C. Holdings, Inc. (the "Company") become eligible to participate upon completing six months of service and attaining the age of 21. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

       Contributions
       Participants may contribute an amount up to 15 percent, in whole percentages, of their pretax annual compensation to a maximum amount of $10,000 in accordance with Internal Revenue Service regulations.

       The Company may make matching contributions in a discretionary amount to be determined by resolution of the Company's Board of Directors, on an annual basis. The Company may make a discretionary profit sharing contribution without regard to the current or accumulated net profits of the Company for the taxable year ending with, or within, the plan year. The Company's matching and profit sharing contributions may be made in cash or in shares of M.D.C. Holdings, Inc. common stock.

       Participant Accounts
       Each participant's account is credited with the participant's contribution, allocations of the Company's contributions, if any, and Plan earnings. Plan earnings are allocated by fund based on the ratio of a participant's account invested in a particular fund to all participants' investments in that fund. Forfeited balances of terminated participants' non-vested accounts are used first to pay the expenses to administer the Plan, and are then allocated to reduce future contributions by the Company. The benefit to which a participant is entitled is the benefit that can be provided from the participant's account.

       Vesting
       The interest of any participant in contributions made by the Company, and earnings thereon, will become vested to the extent of the following percentages:

                Years of Service                      Vested %
                Less than 2 years                        0%
                After 2 years                            40%
                After 3 years                            60%
                After 4 years                            80%
                After 5 years                           100%

M.D.C. Holdings, Inc.
401(k) Savings Plan
Notes to Financial Statements
--------------------------------------------------------------------------------

1.     Description of Plan (continued)

       If  a  participant  dies,   suffers  disability  or  attains  the  normal
       retirement age while still employed by the Company, the participant becomes 100% vested without regard to length of service.

       Investment Options
       Upon  enrollment  in  the  Plan,  a  participant  may  currently   direct
       contributions among any of the following investment options:

       o EuroPacific Growth Fund - a fund which seeks long-term capital growth by investing in companies based outside the U.S.

       o Fidelity Advisor Growth Opportunities Fund - a fund which seeks capital growth by investing primarily in common stocks and securities convertible into common stocks.

       o The Income Fund of America - a fund which seeks current income and, secondarily, growth of capital.

       o INVESCO Dynamics Fund - a fund which seeks long-term capital appreciation by investing in equity securities of mid-sized core growth companies.

       o   NeubergerBerman   Genesis   Fund  -  a  fund  which   seeks   capital
           appreciation by investing primarily in equity securities of companies with small market capitalization.

       o The Victory Stock Index Fund; Class A Shares - a fund which seeks to provide long-term capital appreciation by attempting to match the performance of the Standard & Poor's 500 Composite Stock Price Index.

       o Washington Mutual Investor Fund, Inc. - a fund which seeks current income and an opportunity for growth of principal.

       o The Bond Fund of America, Inc. - a fund which seeks a high level of current income as is consistent with preservation of capital.

       o EB Managed Guaranteed Investment Contract - a fund which seeks a reasonable level of income together with stability of capital by investing in a diversified portfolio of insurance companies and other investment contracts.

       o M.D.C. Stock Fund - funds are invested solely in shares of M.D.C. Holdings, Inc. common stock.

       Participants may change or transfer their investments at any time.

M.D.C. Holdings, Inc.
401(k) Savings Plan
Notes to Financial Statements
--------------------------------------------------------------------------------

1.     Description of Plan (continued)

       Payment of Benefits
       A participant who has attained the age of 59 1/2, or has satisfied the terms for a financial hardship, may elect to commence distributions regardless of whether employed by the Company. The participant or beneficiary may elect to receive a lump-sum distribution, an annuity, or a combination of both. Distributions are subject to the applicable provisions of the Plan document.

       Participant Notes Receivable
       Participants are permitted to borrow a portion of their vested benefits under the Plan. Participants may borrow up to the lesser of (1) $50,000, reduced by (a) the applicant's highest outstanding loan balance from the Plan during the one year period ending on the day before the loan is made, and (b) the applicant's outstanding loan balance from the Plan on the day the loan is made, or (2) 50% of the present value of the Participant's non-forfeitable accrued benefit. Loan transactions are treated as a transfer between the investment fund and the loan fund. The loans are secured by the participant's account balance and bear interest at a fixed rate equal to the current prime rate plus 100 basis points at the date the application is approved. Interest rates on outstanding loans range from 8.75% to 10%. Principal and interest is paid ratably through monthly payroll deductions.

2.     Summary of Accounting Policies

       Method of Accounting
       The Plan's financial statements are prepared on the accrual basis of accounting, and reflect management's estimates and assumptions, such as those regarding fair value, that affect the recorded amounts. Significant
       estimates   used  are  discussed in the notes  to  financial statements.

       Investments
       Shares of the EB Managed Guaranteed Investment Contract are valued at the contract value of the underlying insurance contracts. Shares of registered investment companies are valued at quoted market prices, which represent the net asset value of shares held by the Plan at year-end. Shares of the Company's common stock are valued at their quoted market price. Participant notes receivable are valued at cost which approximates fair value.

       Use of Estimates
       The preparation of these financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

       Payment of Benefits
       Benefits are recorded when paid.

       Expenses
       The Plan's administrative expenses are paid either by the Plan or the Company, as provided by the Plan document.

M.D.C. Holdings, Inc.
401(k) Savings Plan
Notes to Financial Statements
--------------------------------------------------------------------------------

2.     Summary of Accounting Policies (continued)

       Reclassifications
       Certain reclassifications of prior year information have been made to conform with current year presentation.

       New Accounting Pronouncement
       In September 1999, the American Institute of Certified Public Accountants issued Statement of Position 99-3, Accounting for and Reporting of Certain Defined Contribution Plan Investments and Other Disclosure Matters ("SOP 99-3"). SOP 99-3 eliminates certain disclosure requirements for certain defined contribution investments. SOP 99-3 is effective for plan years ending after December 15, 1999. Accordingly, the Company has elected to adopt SOP 99-3, and these financials statements reflect the resulting changes herein.

3.     Administration of Plan Assets

       The Company administers the Plan. Investments of Plan assets and payment of benefits were previously managed under contract with CIGNA Retirement and Investment Services ("CIGNA"), the Plan's former trustee and record-keeper. During 1998, the Company appointed KeyTrust as the Plan's trustee and record-keeper.

       There was a two month "black-out" period during the transition when no activity occurred. The transfer of Plan assets from CIGNA to KeyTrust was completed in July of 1998, and participants re-allocated their account balances to the new investment options.

4.     Investments

       Investments that represent five percent or more of the Plan's net assets are separately identified below.

                                                                December 31,
                                                   -----------------------------------------
                                                         1999                  1998
                                                   -----------------     -------------------

       Fidelity Advisor Growth Opportunities Fund
            units, 113,925; 110,071                   $ 5,315,752           $ 5,529,960

       The Income Fund of America
            units, 107,399; 106,938                     1,690,454             1,854,298

       INVESCO Dynamics Fund
            units, 100,299; N/A                         2,593,726                   N/A

       The Victory Stock Index Fund; Class A Shares
            units, 182,483; 136,953                     4,458,048             2,908,888

       EB Managed Guaranteed Investment Contract
            units, 237,834; 227,688                     3,234,547             2,926,706

       M.D.C. Stock Fund
            shares, 148,700; 73,470                     2,333,106             1,587,878

M.D.C. Holdings, Inc.
401(k) Savings Plan
Notes to Financial Statements
--------------------------------------------------------------------------------


5.     Plan Termination

       Although it has not expressed any intent to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA. In the event of Plan termination, participants will become 100 percent vested in their accounts.

6.     Income Taxes

       The Internal Revenue Service has determined and informed the Company by a letter dated August 2, 1995, that the Plan and related trust are designed in accordance with applicable sections of the Internal Revenue Code ("IRC"). The Plan has been amended since receiving the determination letter. However, the Plan's administrator and tax counsel believe that the Plan is designed and is currently being operated in compliance with the applicable requirements of the IRC. Therefore, no provision for income taxes has been included in the Plan's financial statements.

7.     Reconciliation of Plan Financial Statements to the Form 5500

       The Annual Return/Report of Employee Benefit Plan (the "Form 5500") is prepared on the modified cash basis. Accordingly, certain balances included on Schedule H, Part I and II of the Form 5500 differ from those included in these financial statements. Contributions in the statement of changes in net assets available for benefits differ from contributions on the Form 5500 by the amount of contributions accrued at December 31. Additionally, net assets available for benefits include certain delinquent loans at December 31. When a participant terminates employment, the participant has 90 days from the date of termination to repay any outstanding loan balance in the participant's account. If the loan is not repaid, the participant receives a deemed distribution that is reported on Form 1099 and is subject to federal and state income taxes. The ending net asset balances are reconciled as follows:

                                                                  December 31,
                                                     ------------------------------------------
                                                           1999                    1998
                                                     -----------------       ------------------
       Net assets, per Form 5500                       $ 22,524,228            $ 16,037,975
       Add:    Employer contributions receivable          1,961,124               1,497,447
               Employee contributions receivable            118,730                 108,387
               Deemed distributions                          18,466                      -
                                                     -----------------       ------------------

       Net assets, per financial statements            $ 24,622,548            $ 17,643,809
                                                     =================       ==================

8.     Forfeitures

       Forfeitures result from non-vested benefit payments remaining in the Plan for all terminated employees. Upon reaching the break-in-service, as determined in the Plan document, amounts forfeited are added to the forfeitures in the Plan. Forfeitures are available to offset contributions or to pay Plan expenses, which would be otherwise payable by the Company, in accordance with the Plan document. At December 31, 1999 and 1998, forfeited non-vested accounts included in the Plan's investment in the EB Managed Guaranteed Investment Contract totaled $35,708 and $18,553, respectively. These accounts will be used to pay Plan expenses. Company contributions were reduced by $26,054 and $71,483 from forfeited non-vested accounts in 1999 and 1998, respectively.

M.D.C. Holdings, Inc.                                                                        Additional Information
401(k) Savings Plan                                                                                      Schedule I
Schedule of Assets Held for Investment Purposes
December 31, 1999
-------------------------------------------------------------------------------------------------------------------

                                       Description of investment including
    Identity of issue, borrower,         maturity date, rate of interest,                                Current
      lessor, or similar party           collateral, par or maturity value                Cost            Value

    The American Funds Group           EuroPacific Growth Fund
                                       $42.66/unit                                  $      546,184   $     679,819

    Fidelity Advisors                  Fidelity Advisor Growth Opportunities Fund
                                       $46.66/unit                                       5,478,461       5,315,752

    The American Funds Group           The Income Fund of America
                                       $15.74/unit                                       1,938,877       1,690,454

    INVESCO Equity, Inc.               INVESCO Dynamics Fund
                                       $25.86/unit                                       1,872,804       2,593,726

    NeubergerBerman Management, Inc.   NeubergerBerman Genesis Fund
                                       $13.17/unit                                         431,866         467,312

    The Victory Portfolios             The Victory Stock Index Fund; Class A Shares
                                       $24.43/unit                                       4,028,045       4,458,048

    Washington Mutual Investors, Inc.  Washington Mutual Investor Fund, Inc.
                                       $29.56/unit                                         836,382         747,198

    The American Funds Group           The Bond Fund of America, Inc.
                                       $12.98/unit                                         225,144         219,267

 *  Key Bank                           EB Managed Guaranteed Investment Contract
                                       $13.60/unit                                       3,033,178       3,234,547

    Participant Notes Receivable       Interest rates of 8.75% - 10.00% and
                                       maturity dates of 1 to 15 years                     803,465         803,465

 *  M.D.C. Holdings, Inc.              M.D.C. Common Stock
                                       $15.69/share                                      2,544,397       2,333,106
                                                                                  ----------------------------------


                                                                                    $   21,738,803  $   22,542,694
                                                                                  ==================================


 *  Indicates an identified entity known to be a party-in-interest to the Plan.



M.D.C. Holdings, Inc.                                                                                 Additional Information
401(k) Savings Plan                                                                                              Schedule II
Form 5500 - Schedule of Reportable Transactions
Year Ended December 31, 1999
----------------------------------------------------------------------------------------------------------------------------
                                                                                                       Current
                                                                               Expense                 value of
                                                                              incurred                 asset on
     Identity of                                       Purchase    Selling      with       Cost of    transaction  Net gain
   party involved       Description of asset   Date      price      price    transaction     asset       date      or (loss)
   Fidelity Advisors  Purchases into Fidelity
                      Advisor Growth           Series  $1,619,138        N/A        N/A    $1,619,138  $1,619,138  $      -
                      Opportunities Fund

   Fidelity Advisors  Sales from Fidelity
                      Advisor Growth           Series         N/A $1,483,902        N/A     1,407,566   1,483,902    76,336
                      Opportunities Fund

   INVESCO Equity,    Purchases into INVESCO
   Inc.               Dynamics Fund            Series   1,815,998        N/A        N/A     1,815,998   1,815,998         -

   INVESCO Equity,    Sales from INVESCO
   Inc.               Dynamics Fund            Series         N/A    236,816        N/A       197,167     236,816    39,649

   The Victory        Purchases into The
   Portfolios         Victory Stock Index      Series   1,751,069        N/A        N/A     1,751,069   1,751,069         -
                      Fund;  Class A Shares

   The Victory        Sales from The Victory
   Portfolios         Stock Index Fund; Class  Series         N/A    700,243        N/A       673,981     700,243    26,262
                      A Shares

*  M.D.C. Holdings,   Purchases of M.D.C.
   Inc.               Common Stock             Series     318,154        N/A        N/A       318,154     318,154         -

*  M.D.C. Holdings,   Sales of M.D.C. Common
   Inc.               Stock                    Series         N/A    352,775        N/A       318,539     352,775    34,236



*  Indicates an identified entity known to be a party-in-interest to the Plan.